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Exhibit 99.2
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September 1, 1998

EATON LOWERS 1998 EXPECTATIONS
FOR SEMICONDUCTOR EQUIPMENT

Eaton today announced that it was lowering 1998 expectations for sales and earnings of its Semiconductor Equipment Segment. Chairman Stephen R. Hardis said, "Like other industry participants, Eaton has been surprised by the unprecedented severity of conditions in the semiconductor equipment industry. Given current orders and backlog, we now expect that Eaton's Semiconductor Equipment Segment sales will reach only $275 million in 1998, 40% below 1997, and that the Segment will suffer about an $80 million operating loss."

Hardis emphasized that industry activity shows no sign of bottoming, and that no one in the industry can say with confidence when conditions will begin to turn. "We are currently addressing what additional actions are required to stem the losses while supporting critical new product programs," said Hardis. "The goal is to achieve an operational breakeven at current volumes. That study will be complete in about a month. At that time, we will report back to our owners about any additional charges that may be required to implement needed structural adjustments."

The forward-looking statements in this bulletin should be used with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company. Important factors which could cause actual results to differ materially from those in the forward-looking statements include changes in global economic conditions and the market for semiconductor capital equipment.